Exhibit 23.2

Consent of Dr. Carl F. Austin and Richard R. Austin

We consent to the use by Raser Technologies, Inc. (the “Company”) of our reports entitled (i) “The Geothermal Potential of the Monitor Valley, Big Smoky Valley and the Intervening Toquima Mountain Range”; (ii) “The Geothermal Potential of the Landing Strip Prospect Located in Big Smoky Valley, Nye County, Nevada”; and (iii) “An Evaluation of the Thermo Hot Springs Geothermal Resource,” and we consent to the use of all quotations, summaries or information derived from such reports, including any geothermal reserve information, included or incorporated by reference in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K and in the Registration Statements of the Company on Form S-8 (No. 333-123124), Form S-8 (No. 333-141495), Form S-8 (No. 333-158677), Form S-3 (No. 333-142779), Form S-3 (No. 333-142884), Form S-3 (No. 333-151330) and Form S-3 (No. 333-155392), and any amendments thereto. We also consent to all references to us included or incorporated by reference in the foregoing registration statements or the Company’s periodic reports incorporated by reference therein.

Dr. Carl F. Austin

/s/ Dr. Carl F. Austin

May 22, 2009

Richard R. Austin

/s/ Richard R. Austin

May 22, 2009